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                                                                  EXHIBIT (G)(2)

                              AS OF APRIL 14, 2003

TRUSTEES OF
EATON VANCE LIMITED DURATION INCOME FUND

WITH REFERENCE TO THE INVESTMENT ADVISORY AGREEMENT PROPOSED TO BE ENTERED INTO BY EATON VANCE MANAGEMENT ("EATON VANCE") WITH EATON VANCE LIMITED DURATION INCOME FUND (THE "FUND"), WE HEREBY NOTIFY YOU AS FOLLOWS:

          FOR SO LONG AS THE INVESTMENT ADVISORY AGREEMENT FOR THE FUND SHALL REMAIN IN EFFECT, EATON VANCE AGREES TO REIMBURSE THE FUND FOR FEES AND EXPENSES IN THE AMOUNT OF 0.20% OF AVERAGE WEEKLY GROSS ASSETS OF THE FUND FOR THE FIRST FIVE FULL YEARS OF THE FUND'S OPERATIONS, 0.15% OF AVERAGE WEEKLY GROSS ASSETS OF THE FUND IN YEAR SIX, 0.10% OF AVERAGE WEEKLY GROSS ASSETS OF THE FUND IN YEAR SEVEN, AND 0.05% OF AVERAGE WEEKLY GROSS ASSETS OF THE FUND IN YEAR EIGHT. THIS EXPENSE REIMBURSEMENT FOR THE FUND MAY BE TERMINATED OR MODIFIED SOONER UPON MUTUAL AGREEMENT OF EATON VANCE AND THE FUND.

IN ADDITION, IN CONNECTION WITH THE ORGANIZATION AND INITIAL OFFERING OF THE COMMON SHARES OF THE FUND, EATON VANCE HEREBY AGREES TO (i) REIMBURSE ALL ORGANIZATIONAL COSTS OF THE FUND AND (ii) PAY ALL OFFERING COSTS OF SUCH OFFERING OF THE FUND (OTHER THAN SALES LOADS) THAT EXCEED $0.04 PER SHARE.

THIS INSTRUMENT IS EXECUTED UNDER SEAL AND SHALL BE GOVERNED BY MASSACHUSETTS
LAW.

                                         VERY TRULY YOURS,

                                         EATON VANCE MANAGEMENT

                                         BY: /S/ JAMES B. HAWKES
                                             -------------------------------
                                         NAME:  JAMES B. HAWKES
                                         TITLE: PRESIDENT, AND NOT INDIVIDUALLY

ACCEPTED AND AGREED TO
ON BEHALF OF THE FUND:

BY: /S/ JAMES L. O'CONNOR
    -------------------------------
NAME:  JAMES L. O'CONNOR
TITLE: TREASURER, AND NOT INDIVIDUALLY

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